EMPLOYMENT AGREEMENT

This employment agreement (the "Agreement") is entered into as of January 1, 1999, (the "Effective Date"), by and between Heritage Commerce Corp (the "Company") and its wholly owned subsidiary, Heritage Bank of Commerce ("HBC") a California banking corporation and Denise Van Houten (DVH), on the following terms and conditions.

  1.	Duty and Position. DVH will be Senior Vice President, Construction
Lending, (SVP) at Heritage Bank of Commerce. DVH will be subject to the direction of the CEO of HBC and, by extension, the Board of Directors of HBC.

The term "Bank" is intended to mean Company and/or any of its subsidiaries, as applicable. The term "Management" is intended to mean the CEO/and or, as applicable, those duly appointed management committees vested with decision-making authority. The term "Board" will, unless more narrowly defined in the context of its immediate usage, mean any and all boards of directors with purview over the matter at hand.

The Parties agree that during the term of this Agreement, DVH may serve as a senior officer of HBC or other subsidiaries of Company. Although DVH's specific job description may change from time to time, the terms and conditions of the Agreement as defined in Sections 2 through 24 will remain in full force and effect. The SVP will set a high standard of conduct of courtesy and concern, of professional and personal discretion and responsibility, forthrightness, thrift, modesty and hard work and serve as a
model for all employees of the bank.   The SVP will comply with all pertinent
regulatory standards as may affect the Bank.

The SVP will devote her entire productive time, attention and energy to the business of the Bank. In a manner and with such results as are consistent with her compensation and position, DVH will service the Bank's existing relationships and cultivate and foster new relationships for the Bank. Such new relationships will be consistent with the Bank's policies and mission and will generally improve the Bank's share of market, volume of business, profitability and return of assets.

The SVP will, at all times, keep the Board and appropriate members of the Bank's management informed of all of her activities undertaken in context of her role, including her activities in the community. She will introduce her customers and potential customers and other business and civic contacts to appropriate members of the Bank's management and to appropriate Board members and to other employees of the Bank in order to enhance and solidify the Bank's prospects and position.

The SVP will exercise diligence with respect to the control of the direct and indirect costs of her activities on behalf of the Bank and of those of her staff.

In Addition to the above, DVH will:
   (a)	be a member of all committees of the Bank to which she is duly appointed.
   (b)	be responsive to the directives of management which are in accordance with the objectives and/or policies of the Board and pertinent regulatory authorities and/or standards.

   (c)	exercise diligence with respect to the control of the costs of operation and other expenses directly or indirectly involving interests of the Bank;
   (d)	be responsible for achieving assigned objectives of the Bank for profitability and business development;
	  (e)	be responsible for the quality of the assigned loan portfolio; and
   (f) be responsible for budgeting, planning and management of staff as may be called for by her position.

The provisions of paragraph 1 of this Agreement do not purport to constitute a job description, which is subject to change, from time to time, as may be documented by the records of the Human Resources Department.

 	2.	Term.  The Term of this Agreement will be three years from the Effective
Date hereof. At maturity, and annually thereafter, unless otherwise amended or terminated, this Agreement will automatically renew for a term of one year.
Upon the termination of DVH's employment, neither she nor the Bank will have any further obligation to the other, except as set forth in Paragraphs 5, 13.
1, 13.2, 16, 17,18 and 19 herein.

 	3.	Base Salary.   For the Term of this Agreement while she is an employee,
the Bank will pay DVH $100,000 per year ("Base Salary"), in accordance with the Bank's normal payroll procedures, less appropriate withholdings, taxes and similar deductions.  The Base Salary will be reviewed annually by the CEO and at his discretion, by the Personnel and Planning Committee of the
Heritage Commerce Corp Board.

  4.	Performance Bonuses.  From time to time, but not less than annually, subject to the discretion of the Board, the Bank will undertake, in good faith, to pay performance bonuses during the Term of this Agreement. The Bank will not be obligated to pay any specific amount pursuant to this section, except however, that DVH will be paid not less than $20,000 as her bonus for 1998 performance. Subsequent bonuses will be based on DVH's overall performance and that of the Bank, including such factors as profitability, deposit base, loan portfolio size and quality, adequacy of the loan loss reserve, the capital position of the Bank and the satisfactory nature of regulatory examinations and loan reviews.

  5.	Incentive Stock Options. As of the effective date of this Agreement, the
Board of the Company has granted to DVH, incentive stock options to acquire 13,450 shares of the Company's common stock. These options were granted pursuant to the Heritage Commerce Corp 1994 Tandem Stock Option Plan and three stock Option Agreements by and between DVH and the bank, dated 9/28/94, 5/23/96 and 12/18/97. The Board, in its discretion, may grant such additional options, as it deems appropriate in order to recognize performance and in order to provide her with the incentive to sustain and enhance the operational performance of the Bank for the future.

  6. Automobile Allowance. During the Term of this Agreement, the Bank will pay DVH a $300.00 monthly auto allowance.

  7. Medical Insurance. The Bank will provide medical insurance to DVH and her family with options and coverage consistent with those of the Bank's group medical plan as in effect from time to time.

  8. Life Insurance and Supplemental Executive Retirement Plan (SERP). The Bank will provide DVH life insurance to the same extent the Bank provides life insurance to its executive officers. She will be entitled to designate the beneficiary of the life insurance provided by this section.

As this Agreement goes to signature, the Bank is in the process of offering a SERP to DVH. The SERP is pursuant to a separate agreement dated 1/15/99, which defines all of its terms and conditions. This Agreement makes no representations or warranties regarding the SERP, except to attest to the intention of the Bank to offer such to DVH.

	 9.	Disability Insurance.  The Bank will provide DVH long-term disability insurance to the same extent the Bank provides such disability insurance to its executive officers.

	 10.	Indemnification by the Bank.  The Bank and Company will indemnify and hold DVH harmless to the extent provided in the Bank's and Company's by-laws for officers and directors.

  11.	Monthly Expenses Account.	Subject to the Bank's Expense Reimbursement
Policy, the Bank will reimburse DVH for her reasonable and necessary business expenses incurred in furthering the Bank's interests, including automobile fuel used in the performance of this agreement.  She will prepare and submit expense reports promptly.

  12.	Vacation.  During the period of this Agreement, DVH will accrue not less than four weeks vacation, subject to and consistent with the personnel policy
of the Bank.   In the event that while she is an employee, she receives any compensation in lieu of accrued vacation, such payment will be considered cash compensation in addition to Base Salary and will not be included in severance calculations called for in Section 13.1, Termination without Cause, or in Section 13.2, Change of Control, hereunder.

  13.	Termination and Severance.  Each party has the right to terminate DVH's employment with the Bank prior to the end of the Term specified in paragraph
2 with or without cause at any time. For purposes of this Agreement, cause will arise if (i) she willfully breaches or habitually neglect the duties which she is required to perform under this Agreement, (ii) commits an intentional act that has a material detrimental effect on the reputation or business of the Bank, or (iii) she is convicted of a felony or commits any such act of dishonesty, fraud, or intentional material misrepresentation as would prevent effective performance of her duties under this Agreement. If the Bank decides to terminate DVH's employment for cause, the Bank will provide her with notice specifying the grounds for termination, accompanied by a written statement stating the relevant facts supporting such grounds.
Upon termination of her employment for cause, she will not be entitled to any further amounts except for the Base Salary earned through her last day of employment.

  13.1	 Termination Without Cause. If the Bank terminates DVH's employment without cause, the Bank will provide her the following, and her full and final severance: (i) a lump sum payment within 10 days after termination date, equal to one-half of her annual Base Salary, (ii) if she is covered under the Bank's standard group medical and dental plan at the time of her termination, the Bank will continue to provide equivalent coverage through C.O.B.R.A. for 6 months, as needed, after the date of termination at no cost to DVH; (thereafter, DVH will be responsible for such payments if she so chooses) (iii) with regard to any group life insurance and /or any group disability benefits enjoyed by DVH immediately prior to her severance, except as provided hereunder, the Bank will continue to provide such benefits for 6 months at no cost to DVH; and (iv) except as provided hereunder, the Bank will continue to pay for 6 months the premiums on any discreet supplemental life insurance and/or disability insurance policies carried by the Bank for DVH's benefit, in amounts and with coverage equivalent to coverage provided immediately prior to DVH's last day of employment, at no cost to DVH (thereafter, the Bank will freely assign such policies to DVH, and she will be responsible for all premium payments, if she so chooses).

  13.2	Change of Control. If DVH's employment is terminated without cause or terminates at DVH's election as a result of a material change in her compensation, benefits, title, responsibility or location, and such termination occurs within 30 days before, or 6 months following, a Change of Control (as hereafter defined), DVH will be considered terminated without cause and will be entitled to the benefits and compensation described in
Section 13.1, Termination Without Cause.


The term "Change in Control" will mean the occurrence of any of the following events with respect to the Employer (with the term "Employer" being defined for purposes of determining whether a "Change in Control" has occurred to include any parent bank holding company organized at the direction of the Employer to own 100% of the Employer's outstanding common stock): (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over the Employer or any stock exchange on which the Employer's shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of the Employer in which the Employer does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition
(in one transaction or a series of transactions) of any assets of the Employer having an aggregate fair market value of fifty percent (50%) of the total value of the assets of the Employer, reflected in the most recent balance sheet of the Employer; (iv) a transaction whereby any "person" (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity becomes the beneficial owner, directly or indirectly, of securities of the Employer representing twenty-five (25%) or more of the combined voting power of the Employer's then outstanding securities; or (v) a situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of the Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Employer's shareholders, of each new director is approved by a vote of at least three-quarters (3/4) of the directors then still in office who were directors at the beginning of the period. Notwithstanding the foregoing or anything else contained herein to the contrary, there will not be a "Change of Control" for purposes of the Agreement if the event which would otherwise come within the meaning of the term: "Change of Control" involves (i) a reorganization at the direction of the Employer solely to form a parent bank holding company which owns 100% of the Employer's common stock following the reorganization, or (ii) an Employee Stock Ownership Plan sponsored by the Employer or its parent holding company which is the party that acquires "control", as described above.

  13.3	Voluntary Termination.  If DVH decides of her own volition to terminate her employment under this Agreement prior to the end of the Term, the Bank will be entitled to, and she will provide the Bank with, one month's prior written notice; provided however, upon receiving such notice, the Bank may terminate her employment immediately and pay her for the one-month period that the notice otherwise would have run, in addition to all other amounts then due and payable under this Agreement.

 	13.4	Other Termination Matters.  As to the Bank's obligations under
Paragraph 13, the term "as needed" refers to DVH's continuing respective status as otherwise uninsured. Should she become employed, and become so insured as a result of her employment, the Bank would, from that moment forward, be released from its related insurance or insurance premium reimbursement obligations.

As to the Bank's obligations under 13.1 (iii) and 13.2, the Bank may, in the alternative, in its sole discretion, elect to pay to DVH in 6 consecutive monthly installments, as needed by DVH, a monthly amount equal to the Bank's monthly cost of providing such respective coverage during DVH's employment.

As to the Bank's obligations under 13.1 (iv) and 13.2, the Bank may, in the alternative, in its sole discretion, elect to pay to DVH in 6 consecutive monthly installments a monthly amount equal to the Bank's monthly cost of providing such respective coverage during DVH's employment. Under no circumstances will the Bank be under obligation to assign to DVH policies, which it does not possess, or which are otherwise non-assignable.

  14.	Confidential and Proprietary Information.  DVH agrees that all information, including but not limited to that which is directly or indirectly related to the Bank's financial status, profitability, deposit base, portfolio size, yield and quality as well as its customers and prospective customers is confidential and proprietary to the Bank and that she will maintain such information as confidential. DVH agrees that as a condition of employment, she will execute such form of confidentiality agreement as the Board may adopt from time to time for senior officers of the Bank.

 	15.	No Conflicting Agreements.   DVH represents that her performance of all
of the terms of this Agreement and any service to be rendered as an employee of the Bank does not and will not breach any fiduciary or other duty or any covenant, agreement or understanding, including without limitation, any agreement relating to any proprietary information, knowledge or data acquired by her in confidence, trust or otherwise, prior to her employment by the Bank to which she is a party or by the terms of which she may be
bound.  DVH covenants and agrees that she will not disclose to the Bank, or induce the Bank to use, any proprietary information, knowledge or data, belonging to any previous employer or others and that she will disclose to the Bank the term and subject of any prior confidentiality agreement or agreements she has entered into.  DVH further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.  Further, DVH agrees that for a period of one year after payment of full and final severance, pursuant either to
Section 13.1 (Termination Without Cause) or Section 13.2 (Change of Control),
she will not (i) directly solicit the services of any employee of the Bank or directly encourage any employee to discontinue her or her employment with the
Bank, or (ii) directly solicit or encourage any customer of the Bank to curtail in any way the business that customer does with the Bank.

 	16.	Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon the Bank and any of its successors and assigns.  In view of the personal nature of the services to be performed under this Agreement by DVH, she will not have the right to assign or transfer any of her rights, obligations or benefits under this Agreement, except as otherwise noted
herein.

	 17.	Governing Law.  This Agreement will at all times and in all respects be governed by the laws of the State of California applicable to transactions wholly performed in California between California residents.

 	18.	Mediation.  Prior to engaging in any legal or equitable litigation or other dispute resolution process, regarding any of the terms and conditions of this agreement between the parties, or concerning the subject matter of the agreement between the parties, each party specifically agrees to engage, in good faith, in a mediation process at the expense of the Bank, complying with the procedures provided for under California Evidence Code, Sections
1115 through and including 1125 as then currently in effect.  The parties further and specifically agree to use their best efforts to reach a mutually agreeable resolution of the matter.  The parties understand and specifically agree that should any party(ies) to this Agreement refuse to participate in mediation for any reason, the other party(ies) will be entitles to seek a court order to enforce this provision in any court of appropriate jurisdiction requiring the dissenting party to attend, participate, and to make a good faith effort in the mediation process to reach a mutually agreeable resolution of the matter.  Parties to this Agreement agree to use the American Arbitration Association model for any and all employment mediation.

 	19.	Arbitration.  In the event of any dispute or claim relating to or arising out of DVH's employment with the Bank (or any of its subsidiaries), this Agreement, or any termination of DVH's employment (including, but not limited to, any claims of breach of contract, wrongful termination, or age, disability or other discrimination or harassment), which dispute cannot be resolved by mediation pursuant to Paragraph 18, DVH and the Bank agree that all such disputes will be resolved exclusively by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. DVH and the Bank hereby knowingly and willingly waive their respective rights to have such disputes tried to a judge or jury. This arbitration provision will not apply to a claim for injunctive relief by either party to this Agreement.

 	20.	Advice to Seek Counsel.  DVH acknowledges that the Bank has advised her that this Agreement imposes legal obligations upon her and that she should consult with legal counsel with regard to this Agreement.

 	21.	Notices.  Any notice required to be given hereunder will be sufficient if in writing and sent by certified or registered mail, return receipt requested, first class postage paid.  The applicable address for the Bank is at its principal office in San Jose, attention to the CEO. DVH's address will be as shown on the Bank's records.  Notices will be deemed given when actually received, or three days after mailing, whichever is earlier.

 	22.	Entire Agreement.   This Agreement and any attachments hereto contain
the entire agreement and understanding by and between the Bank and DVH and with respect to the subject matter herein, and no representation, promise, agreement or understanding, written or oral, not herein contained will be of any force or effect.  No modification hereof will be valid or binding unless in writing and signed by the party intended to be bound.  No waiver of any provision of this Agreement will be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.  No valid waiver of any provision of this Agreement at any time will be deemed a waiver of any other provision of this Agreement, or will be deemed a valid waiver of any of such provision at any other time.

If any provision of this Agreement is held by a court of competent jurisdiction or an arbitration body to be invalid, void or unenforceable, the remaining provisions of this Agreement will, nonetheless, continue in full force without being impaired or invalidated in any way.

 	23.	Headings.  The headings and other captions in this Agreement are for convenience and reference only and will not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

 	24.	Regulatory Approval.   In the event that any regulatory authority with
jurisdiction over the Bank will disapprove any provision of this Agreement, then the parties hereto will use their best efforts, acting in good faith, to amend the Agreement in a manner that will be acceptable to the parties and to the regulatory authorities.

In witness whereof, the Bank and Denise Van Houten have duly executed this Agreement and it is effective as of the day and year first set forth above.


           HERITAGE BANK OF COMMERCE

           By: /S/ John E. Rossell                  Date: April 6, 1999
        Title:    President and CEO


  ACCEPTED BY:
              /s/ Denise Van Houten                	Date: April 6, 1999
                  Denise Van Houten